Exhibit 2.1

STOCK PURCHASE AND SALE

AGREEMENT

BY AND AMONG

SALARY. COM, INC.,

GENESYS SOFTWARE SYSTEMS, INC.

AND

GENESYS ACQUISITION CORP.

August 11, 2010

This Stock Purchase and Sale Agreement (the “Agreement”) contains representations and warranties that Salary.com, Inc. (“Salary”), Genesys Software Systems, Inc. (“Genesys”) and Genesys Acquisition Corp. (“Buyer”) made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of Salary and Buyer as of specific dates, may be subject to important limitations and qualifications agreed to by Salary and Buyer and included in confidential disclosure schedules provided by Salary to Buyer in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Buyer and Salary instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by Salary with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Buyer and Salary.

i

ii

Schedule A	Company Stock
Exhibit A	Company Disclosure Schedules
Exhibit B	Transition Services Agreement

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STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of August 11, 2010, by and among Salary.com, Inc. a Delaware corporation (the “Parent”), Genesys Software Systems, Inc., a Massachusetts corporation (the “Company” and together with the Parent, the “Seller Entities”) and Genesys Acquisition Corp., a Delaware corporation (the “Buyer”).

RECITALS

A. The Parent owns the number of shares of capital stock of the Company set forth on Schedule A, which constitutes all of the issued and outstanding shares of capital stock of the Company (the “Company Stock”); and

B. Buyer desires to purchase from the Parent, and the Parent desires to sell to the Buyer, the Company Stock (the “Stock Sale”).

NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is agreed as follows:

Article I -

DEFINITIONS; PURCHASE AND SALE

Section 1.1. Definitions. The following terms when used in this Agreement have the meanings set forth below:

(a) “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

(b) “Agreement” shall have the meaning set forth in the Preamble.

(c) “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Boston.

(d) “Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

(e) “Buyer Prepared Returns” has the meaning set forth in Section 4.2(a).

(f) “Claim” has the meaning set forth in Section 7.3(d).

(g) “Claim Certificate” has the meaning set forth in Section 7.3(d).

(h) “Closing” has the meaning set forth in Section 1.4.

(i) “Closing Date” has the meaning set forth in Section 1.4.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company Common Stock” has the meaning set forth in Section 2.2.

(l) “Company Disclosure Schedules” has the meaning set forth in Article II.

(m) “Company Products” has the meaning set forth in Section 2.12(c).

(n) “Confidential Information” has the meaning set forth in Section 4.1.

(o) “Contract” has the meaning set forth in Section 2.4(b).

(p) “Data Laws” has the meaning set forth in Section 2.12(n).

(q) “Documents” include, without limitation, e-mails and attachments, financial books and records, client and/or customer lists, general ledgers, electronic and paper calendars, account statements, drafts, letters, memos, notes (handwritten or typed), reports and tables (either printed or on the computer), slides or other graphics, data stored on computer, audio or video tapes, “working” or other personal files, notes, guidelines and procedures and minutes.

(r) “Employee Benefit Plan” has the meaning set forth in Section 2.20.

(s) “Environmental Claim” has the meaning set forth in Section 2.22.

(t) “Environmental Law” has the meaning set forth in Section 2.22.

(u) “Equipment” has the meaning set forth in Section 2.11.

(v) “ERISA” has the meaning set forth in Section 2.20.

(w) “ERISA Affiliate” has the meaning set forth in Section 2.20.

(x) “Financial Statements” has the meaning set forth in Section 2.5

(y) “GAAP” means the United States generally accepted accounting principles.

(z) “Governmental Entity” has the meaning set forth in Section 2.4.

(aa) “Hazardous Material” has the meaning set forth in Section 2.22.

(bb) “Indemnified Party” means any party making a claim for indemnification pursuant to Article VII.

(cc) “Indemnifying Party” means any party against whom a claim for indemnification is being made pursuant to Article VII.

(dd) “Intellectual Property” has the meaning set forth in Section 2.12(a).

(ee) “IT Assets” has the meaning set forth in Section 2.12(n).

(ff) “knowledge of the Company” or “to the Company’s knowledge,” or language of similar effect shall mean, as concerns any matter in question, the actual knowledge of David Fiacco and Mike Hanninen, after reasonable inquiry.

(gg) “Laws” has the meaning set forth in Section 2.15.

(hh) “Lease Agreements” has the meaning set forth in Section 2.10(b).

(ii) “Leased Real Property” has the meaning set forth in Section 2.10(a).

(jj) “Liability” has the meaning set forth in Section 2.6.

(kk) “License Agreements” has the meaning set forth in Section 2.12(b).

(ll) “Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

(mm) “Loss” has the meaning set forth in Section 7.3(c).

(nn) “Loss Limit” has the meaning set forth in Section 7.3(a).

(oo) “Material Adverse Effect” has the meaning set forth in Section 2.1.

(pp) “Material Contract” has the meaning set forth in Section 2.17(b).

(qq) “Materiality Qualifiers” has the meaning set forth in Section 7.3(f).

(rr) “Parent Prepared Returns” has the meaning set forth in Section 4.2(a).

(ss) “Parent Tax Claim” has the meaning set forth in Section 4.2(f).

(tt) “Permits” has the meaning set forth in Section 2.16.

(uu) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature.

(vv) “Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or before the Closing Date.

(ww) “Pre-January 31 Tax Claims” has the meaning set forth in Section 4.2(c)(ii).

(xx) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative.

(yy) “Purchase Price” has the meaning set forth in Section 1.2.

(zz) “Seller Entities” has the meaning set forth in the Preamble.

(aaa) “Seller Indemnified Parties” has the meaning set forth in Section 7.1.

(bbb) “Special Indemnity Claims” has the meaning set forth in Section 7.3(a).

(ccc) “Special Indemnity Date” has the meaning set forth in Section 7.3(a).

(ddd) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(eee) “Tax” has the meaning set forth in Section 2.9(a).

(fff) “Tax Returns” has the meaning set forth in Section 2.9(b).

(ggg) “Third Party Claim” has the meaning set forth in Section 7.4(a).

(hhh) “Threshold” has the meaning set forth in Section 7.3(a).

(iii) “Transfer Taxes” has the meaning set forth in Section 4.2(c).

(jjj) “Unaudited Balance Sheet” has the meaning set forth in Section 2.5

Section 1.2. Stock Purchase and Sale. Subject to the terms and conditions set forth herein, and in reliance on the representations and warranties of and covenants and agreements made by the Parent and the Company in this Agreement, the Buyer hereby purchases and acquires from the Parent, and the Parent hereby sells, assigns, transfers and delivers to the Buyer free and clear of all Liens, the Company Stock for an aggregate cash purchase price equal to $2,500,000 (the “Purchase Price”), in immediately available funds by wire transfer to a bank account designated by the Parent.

Section 1.3. Delivery of Stock. At the Closing, the Parent will deliver to the Buyer the original certificate executed for transfer to the Buyer (or stock powers executed in blank) representing the Company Stock.

Section 1.4. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, Boston, Massachusetts on the date hereof (subject to the satisfaction of the conditions to be satisfied at Closing being satisfied at Closing), or such other date, time and place as the Buyer, the Company and the Parent shall agree whether orally or in writing (the day on which the Closing actually takes place, the “Closing Date”).

Article II -

REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

Except as set forth in the corresponding disclosure schedules delivered to the Buyer by the Company (the “Company Disclosure Schedules”) and attached as Exhibit A, the Parent hereby represents and warrants to the Buyer that:

Section 2.1. Organization, Good Standing and Qualification. The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined below). The Company has made available to the Buyer complete and correct copies of the Company’s articles of organization and by-laws, each as amended to date, and each as so delivered is in full force and effect. The Company does not have any subsidiaries or any equity interest or other direct or indirect ownership interest in any other Person. As used in this Agreement, the term “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Company taken as a whole other than any change, effect, event, circumstance, occurrence or state of facts relating to (a) the execution and delivery of this Agreement, the announcement of this Agreement or the transactions contemplated hereby, (b) changes relating to the industry or segment thereof in which the Company operates in general, (c) changes in applicable laws or regulations after the date hereof, (d) changes in GAAP or regulatory accounting principles after the date hereof, (e) an act of war or terrorism or similar calamity or any escalation or worsening of the same, (f) earthquakes, hurricanes or other natural disasters or

(g) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (g) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect.

Section 2.2. Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 275,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), of which 100,000 are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no voting trusts, proxies, or other agreements or understandings with respect to the Company Stock. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Stock. Parent holds of record and owns beneficially all of the issued and outstanding Company Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933 and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Parent is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Parent to sell, transfer, or otherwise dispose of the Company Stock. Parent is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Company Stock.

Section 2.3. Corporate Authority; Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Stock Sale. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Board of Directors of the Company has determined that the Stock Sale is in the best interests of the Company and its shareholder, approved this Agreement and the Stock Sale and the other transactions contemplated hereby and as of the date hereof has recommended adoption of this Agreement to the shareholder of the Company. The Board of Directors of the Parent has approved the Stock Sale and the other transactions contemplated hereby.

Section 2.4. Governmental Filings; No Violations; Certain Contracts.

(a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or the Parent from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the Parent and the consummation of the Stock Sale and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company following the Closing Date.

(b) The execution, delivery and performance of this Agreement by the Company and the Parent do not, and the consummation of the Stock Sale and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, their respective articles of organization or by-laws; (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or the Parent pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or the Parent; (iii) with or without notice, lapse of time or both, a breach or violation of any Law to which the Company or the Parent is subject such as would have a Material Adverse Effect on the Company, assuming (solely with respect to performance of this Agreement and consummation of the Stock Sale and the other transactions contemplated hereby) compliance with the matters referred to in Section 2.4(a); or (iv) any change in the rights or obligations of any party under any Contract binding upon the Company or the Parent such as would have a Material Adverse Effect on the Company. Schedule 2.4(b) sets forth a correct and complete list of Material Contracts (as defined in Section 2.17(b)) pursuant to which consents, waivers or approvals are or may be required prior to consummation of the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 2.4(c), the Company is not a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company (or, after giving effect to the Stock Sale, Buyer or its subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

Section 2.5. Financial Statements; Bank Accounts; Tax and Payroll Account Audits.

(a) The Company has delivered to the Buyer an unaudited balance sheet (the “Unaudited Balance Sheet”) as of June 30, 2010 (the “Unaudited Balance Sheet Date”), unaudited statements of income for the three-month and six-month periods ended June 30, 2010 (such balance sheet and statements of income are collectively referred to as the “Financial Statements”). The Financial Statements: (i) are in accordance with the books and records of the Company; (ii) present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with GAAP consistently applied subject to the absence of footnote disclosure to year-end adjustments, which will not be material either individually or in the aggregate.

(b) Schedule 2.5(b) includes a list of all of the Company’s bank or brokerage accounts, client trust accounts and safe deposit accounts and the names of all authorized signatories thereon.

(c) Schedule 2.5(c) sets forth a copy of the tax and payroll account reconciliations for the client accounts maintained by the Company. The reconciliations are accurate and complete, and the Company has complied with all federal, state and local laws and regulations regarding withholding payroll taxes and similar withholdings and paying over withheld amounts to the appropriate federal, state or local governmental authority.

Section 2.6. No Undisclosed Liabilities. The Company has no financial liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (each, a “Liability”), except for any Liability (i) that has been reflected in the Unaudited Balance Sheet, (ii) that would be included in the Unaudited Balance Sheet but have arisen in the ordinary course of business consistent with past practices since the Unaudited Balance Sheet Date and prior to the date hereof, (iii) arising from obligations for performance (but not for breach) under any Contracts to which the Company is a party, or (iv) listed on Schedule 2.6 attached hereto.

Section 2.7. Absence of Certain Changes. Except as set forth in Schedule 2.7, since the Unaudited Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been, occurred or arisen any:

(a) amendment or change to the Company’s articles of organization or by-laws;

(b) amendment of any term of any outstanding security of the Company;

(c) capital expenditure, transaction or commitment by the Company exceeding $25,000 individually with respect to any single Person;

(d) payment, discharge, waiver or satisfaction of any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges, waivers or satisfactions in the ordinary course of business or of liabilities reflected or reserved against in the Unaudited Balance Sheet or contained in any Contract to which the Company is a party;

(e) material employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(g) change in any material election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(h) revaluation by the Company of any of its material assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company capital stock, or any split, combination or reclassification in respect of any shares of Company capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) increase in or other change to the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, in each case, other than in the ordinary course of business;

(k) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement;

(l) sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, other than non-exclusive licenses of the Company Products by the Company in the ordinary course of business;

(m) loan by the Company to any Person, purchase by the Company of any debt securities of any Person, or capital contributions to investment in any Person;

(n) creation or other incurrence by the Company of any Lien on any of its asset, except for Liens for Taxes not yet due and payable;

(o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(p) waiver or release of any right or claim of the Company under any Material Contract other than in the ordinary course of business;

(q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company;

(r) issuance, grant, delivery or sale by the Company of any shares of Company capital stock or securities convertible into, or exercisable or exchangeable for, shares of Company capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(s) agreement or modification to any Contract pursuant to which any other party was granted exclusive marketing, distribution, development, or manufacturing rights with respect to any Company Products or Intellectual Property of the Company;

(t) event or series of events that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(u) agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreement to which the Company is a party;

(v) acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets that are material, individually or in the aggregate, to the Company’s business, or other acquisition or agreement to acquire any equity securities of any Person; or

(w) cancellation, amendment or renewal of any insurance policy; or

(x) agreement by the Company to do any of the things described in the preceding clauses (a) through (w) of this Section 2.7 (other than negotiations with the Buyer and its representatives regarding the transactions contemplated by this Agreement).

Section 2.8. Accounts Receivable. Schedule 2.8 lists all accounts receivable of the Company as of the Unaudited Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice. Subject to any reserves set forth in the Unaudited Balance Sheet or, for receivables arising subsequent to the Unaudited Balance Sheet Date, as reflected on the books and records of the Company, all of the accounts receivable of the Company (a) are valid and existing and have arisen in the ordinary course of business, (b) are not subject to any Lien, and (c) are not subject to valid defenses, set-offs or counter-claims except as otherwise reserved. No request or agreement for a deduction or discount has been made with respect to any accounts receivable of the Company. No Person has any Lien on any of such receivables.

Section 2.9. Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security and unemployment taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any obligation to indemnify any other Person under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Definition of Tax Returns. For the purposes of this Agreement, the term “Tax Returns” shall mean any return, declaration, report, information statement, or other filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a governmental authority.

(c) Tax Returns and Audits. Except as set forth in Schedule 2.9(c):

(i) The Company has (A) prepared and timely filed all material federal, state, local and foreign Tax Returns required to be filed on or before the Closing Date and such Tax Returns are true and correct in all material respects and have been or will be completed in accordance with applicable law in all material respects and (B) timely paid in full all Taxes due and payable by the Company

(ii) The Company is not now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company. The Company has not executed any waiver of any statute of limitations that has not expired or extended the period for the assessment or collection of any Tax.

(iii) No audit, investigation or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit, investigation or other examination.

(iv) The Company has not incurred any liability for Taxes that are not yet due and payable other than Taxes incurred in the ordinary course of business and other than any Taxes relating to the transactions contemplated by this Agreement.

(v) There are no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(vi) The Company has not (A) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, other than a group the common parent of which is Parent, (B) ever been a party to any Tax sharing, indemnification or allocation agreement, and (C) no liability for the Taxes of any Person (other than Company) as a transferee or successor, by contract or agreement, or otherwise.

(vii) The Company is not and has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii) No adjustment relating to any Tax Return that has been filed by the Company and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, has been proposed in writing to the Company by any Tax authority.

(ix) The Company has not granted a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Closing Date.

The representations and warranties set forth in this Section 2.9 and the representations and warranties in Section 2.20 that specifically refer to Taxes shall constitute the exclusive source of representations and warranties by the Company with respect to Taxes.

Section 2.10. Real Property.

(a) The Company does not own any real property. Schedule 2.10 sets forth a list of all real property currently leased, subleased or licensed by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has made available to the Buyer true and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and, with respect to the Company, there is not, under any of such Lease Agreements, any existing material default on the part of the Company or, to the knowledge of the Company, any event which with notice or lapse of time, or both, would constitute a material default. To the knowledge of the Company, no other party to any Lease Agreement is in default under any such Lease Agreement. The Company has not received any notice of a default with respect to any such Lease Agreement that has not been remedied. The Company currently occupies each Leased Real Property for the operation of its business. The Company does not owe any brokerage commission or finders fee with respect to any such Leased Real Property.

(c) The Leased Real Property is in good operating condition and repair, and to the knowledge of the Company, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the Company’s business as presently conducted. To the knowledge of the Company, the operation of the Company on the Leased Real Property does not violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon.

Section 2.11. Assets; Equipment. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (tangible or intangible), personal and mixed, used or held for use in its business (other than real property), free and clear of any Liens, except (a) as reflected in the Unaudited Balance Sheet, (b) Liens for Taxes not yet due and payable, and (c) the Company’s standard customer agreements. Schedule 2.11 lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (x) adequate for the conduct of the business of the Company as currently conducted, and (y) in good operating condition, subject to normal wear and tear.

Section 2.12. Intellectual Property.

(a) “Intellectual Property” means:

(i) any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

(ii) any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, Uniform Resource Locator (URL) or other internet address, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

(iii) any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content) and any copyright therefor, and any application for registration, registration or renewal of the copyright;

(iv) any trade secret or confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

(v) any industrial designs and any registrations and applications therefor;

(vi) any computer software (whether in general release or under development), including, without limitation, source code, object code, files, records and databases and all related data and related documentation;

(vii) any other proprietary right including moral rights and waivers of such rights by others and the right to sue and recover damages, attorneys’ fees and costs for past infringement of any patent, trademark, copyright; and

(viii) any copies or tangible embodiment of any of the foregoing and all files relating thereto.

(b) Except as set forth on Schedule 2.12(b)(i), the Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property that is used in, or that is necessary to conduct the business as is presently conducted. Schedule 2.12(b)(ii) sets forth, for the Intellectual Property owned by Company, a complete and accurate list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications therefor, (iii) unregistered trademarks and service marks, (iv) domain names, and (v) copyright registrations and applications therefor, indicating for each, where applicable, (A) the jurisdiction, (B) the patent, registration, or application number, (C) the date issued, and (D) the date filed. Schedule 2.12(b)(ii) also sets forth a complete and accurate list of all license agreements in effect on the date of this Agreement granting any right to use any Intellectual Property, whether the Company is the licensee or licensor thereunder, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company and outbound licenses for which maintenance payments are no longer made to the Company in connection therewith (collectively, the “License Agreements”).

(c) Schedule 2.12(c) contains a complete and accurate list of all products, software or service offerings of the Company that have been sold, distributed or otherwise disposed of by the Company since January 1, 2008 or which are subject to contracts with current customers or which the Company intends to sell, distribute or otherwise dispose during the fiscal year ending March 31, 2011 (collectively, the “Company Products”).

(d) The Company has all right, title, and interest in and to the Intellectual Property owned by the Company free and clear of any Liens other than applicable license agreements entered into in the ordinary course of business. No claim has been made, or to the knowledge of the Company threatened, against the Company based upon, challenging or seeking to deny or restrict the use by the Company of any of the Intellectual Property owned or licensed by the Company.

(e) The Company has made available to the Buyer true and complete copies of all License Agreements identified in Schedule 2.12(b). With respect to each of the License Agreements:

(i) the License Agreement is legal, valid, binding, and enforceable and in full force and effect and represents the entire agreement with respect to the subject matter of such License Agreement;

(ii) the License Agreement will continue to be legal, valid, binding, and enforceable and in full force and effect upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such License Agreement, except as otherwise identified on Schedule 2.12(b);

(iii) the Company has not received any notice of termination or cancellation under any License Agreement, nor any notice of a breach or default under such License Agreement which has not been cured, and the Company has not itself sublicensed or granted any of the licensed rights to another party in violation of the License Agreement; and

(iv) neither the Company nor to the knowledge of the Company any other party to such license is in breach or default under the License Agreement, and to the knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default.

(f) The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property except pursuant to the License Agreements or as otherwise identified in Schedule 2.12(b).

(g) To the knowledge of the Company, no third party is infringing or violating any Intellectual Property owned or exclusively licensed by the Company.

(h) The use by the Company of the Intellectual Property owned or licensed by the Company does not infringe upon the rights of any third party (i) Intellectual Property rights, except for patents and (ii) to the knowledge of the Company, patents. No claim has been made, asserted or to the knowledge of the Company threatened, or is pending, against the Company so alleging. This Section 2.12(h) is the only representation and warranty in this Agreement with respect to the matters set forth in this Section 2.12(h).

(i) To the extent that any Intellectual Property used in connection with the Company’s business has been developed or created by any person or entity, a written agreement has been obtained by the Company with such person or entity with respect thereto, and as a result of such agreement(s) the Company has (A) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (B) has obtained a license under or to such Intellectual Property.

(j) The Company has taken reasonable and customary precautions to protect the secrecy, confidentiality and value of its trade secrets.

(k) The software products currently licensed by the Company to customers are in substantial conformance with applicable contractual commitments, express and implied warranties, specifications and the current documentation, whether electronically embedded, written or otherwise, available with such software products, except for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software products.

(l) All of the Company’s current and prior employees have executed valid intellectual property and confidentiality agreements for the benefit of the Company in a form which the Company has prior to the date of this Agreement provided to the Buyer for its review. Every contract or agreement under which Intellectual Property was developed for the Company assigns all rights to such Intellectual Property to the Company. To the Company’s knowledge, the Company’s employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.

(m) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, including but not limited to requirements under agreements between the Company and its customers or partners to provide the Company Products on a hosted basis, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with the Company’s SAS 70 procedures and practices. “IT Assets” means the Company’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, including but not limited to the computers, servers and software operated on the Company’s behalf by Data Distributors, Inc.

(n) Data Privacy.

(i) The collection, use, transfer, import, export, storage, disposal, and disclosure by the Company of personally identifiable information, or other information relating to persons protected by law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate in any material respect any applicable U.S. or foreign law relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”). The Company has complied with in all material respects, and is presently in compliance with in all material respects, its privacy policies, which policies comply in all material respects with all Data Laws. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the privacy policies of the Company.

(ii) (A) There is no complaint, audit, proceeding, investigation, or claim against or, to the knowledge of the Company, threatened against the Company by any governmental authority, or by any person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any person in connection with the Company or its business and (B) to the Company’s knowledge, there have been no security breaches compromising the confidentiality or integrity of such personal information.

Section 2.13. Litigation and Liabilities. Except as set forth on Schedule 2.13, there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company or Parent relating to the Company’s business, its properties (tangible or intangible) or any of its officers or directors in their capacities as such. There is no investigation pending or, to the knowledge of the Company, threatened against the Company or any of its assets (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. To the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to (a) result in any claims against, or obligations or liabilities of, the Company, or (b) prevent, delay or impair the consummation of the transactions contemplated by this Agreement. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.14. Product Warranties. Schedule 2.14 contains the standard forms of product warranties and guarantees used in the Company’s business, and copies of all other material product warranties and guarantees, and a summary of all oral product warranties used by the Company if different from the foregoing. Except as specifically described on such schedule, during the three (3) year period prior to the date hereof no product warranty or similar claims have been made against the Company, and, to the Company’s knowledge, there is no basis therefor.

Section 2.15. Compliance with Laws. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Entity (collectively, “Laws”). The Company has not received a notice from any such Governmental Entity of any such violation or alleged violation, and the Company has not received a notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice which has been filed or commenced against the Company alleging any failure so to comply, and, to the Company’s knowledge, there is no basis therefor.

Section 2.16. Licenses and Permits. The Company has obtained and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents,

authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Permits”) necessary to conduct its business as presently conducted or as presently proposed to be conducted. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby do or will constitute or result in a default under or violation of any such Permit.

Section 2.17. Material Contracts.

(a) Except as set forth in Schedule 2.17, the Company is not a party to or bound by:

(i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than “at will” employment agreements entered into in the ordinary course of business), any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) promissory notes, loans, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $25,000;

(iii) license agreements, consulting services agreements, work authorizations, and software support agreements with customers that provide for annual payments in excess of $25,000 or cannot be terminated in less than one year;

(iv) equipment leasing agreements which individually provide for annual payments in excess of $25,000;

(v) agreements with suppliers (excluding purchase orders and sales orders in the ordinary course for amounts less that $10,000) with a remaining term of more than one year or a contract value of more than $25,000;

(vi) agreements with labor unions or other employee organizations;

(vii) consignment, distributorship and agency agreements;

(viii) guarantees and sureties granted with respect to any obligation of third parties;

(ix) joint venture agreements;

(x) agreements restricting the Company’s (or, after the Closing, Buyer’s) ability to compete or granting exclusive distribution rights to any product or in any territory; and

(xi) agreements or commitments (other than those covered above by clauses (i) through (x)) in excess of $25,000 or which cannot be terminated on three months’ notice or less without payment of compensation.

(b) True and complete copies of each Contract disclosed in Schedule 2.17 (each a “Material Contract” and collectively, the “Material Contracts”) have been made available to the Buyer. Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company, except as would not otherwise cause a Material Adverse Effect. The Company is in compliance in all material respects with and has not breached, violated or defaulted in any material respect under, or received written notice that it has breached, violated or defaulted in any material respect under, any of the terms or conditions of any such Material Contract. To the knowledge of the Company, no party obligated to the Company pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party.

Section 2.18. Interested Party Transactions. Except as set forth in Schedule 2.18, no employee, officer, shareholder or director of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is financially indebted to the Company, and the Company is not financially indebted to any employee, officer, shareholder or director of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest). Except as set forth in Schedule 2.18, since January 1, 2008, no officer or director, or, to the knowledge of the Company, shareholder or other employee of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Schedule 2.18.

Section 2.19. Employees; Labor Matters.

(a) Schedule 2.19 contains a list of all employees of the Company, along with the position and the annual rate of base compensation of each such employee. To the knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company.

(b) The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company the subject of any material proceeding that asserts that the Company has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

Section 2.20. Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any of the following if currently maintained, or contributed to, by the Company for the benefit of its current or former employees or by an ERISA Affiliate for the benefit of its current or former employees (or, in each case, for the benefit of such employees’ respective beneficiaries): (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (2) an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (3) any other written or oral plan, agreement or arrangement that can reasonably be expected to impose a material liability on the Company providing direct or indirect employment compensation to current or former employees of the Company or any ERISA Affiliate, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity that is, or at any time during the past two (2) years was, treated as a single employer with the Company under Section 414 of the Code because such entity is, or during such period was, a member with the Company of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).

(b) Schedule 2.20(b) contains a complete and accurate list of all Employee Benefit Plans. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) all related trust agreements, insurance contracts and summary plan descriptions, to the extent applicable, and (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last two plan years for each Employee Benefit Plan, to the extent required by applicable Law, have been delivered or made available to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms, the currently applicable provisions of ERISA and the Code and the regulations thereunder and other applicable Laws, and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto not later than the applicable due date or has accrued such amounts on its financial statements. All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c) The Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have either received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or such plans are adopted in the form of master, prototype or volume submitter arrangements that have received a favorable opinion letter.

(d) Neither the Company nor any ERISA Affiliate has maintained within the past five (5) years an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) At no time during the past five (5) years has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) There are no unfunded obligations under any Employee Benefit Plan providing benefits with respect to any period after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be provided under Section 4980B of the Code or other applicable Law.

(g) No act or omission has occurred and, to the knowledge of the Parent, no condition exists with respect to any Employee Benefit Plan that can reasonably be expected to subject the Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA (other than liabilities or benefits arising in the ordinary course or accrued under an Employee Benefit Plan) or the Code or (ii) any material liability payment under any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h) Schedule 2.20(h) lists each: (i) agreement, plan, arrangement or understanding (written or oral) with any shareholder, director, officer, employee, consultant or independent contractor of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; and (ii) agreement, plan, arrangement or understanding (written or oral) binding the Company, any of the benefits of which will be increased or vested, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 2.21. Environmental Matters. The Company has not generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any Leased Real Property and, to the knowledge of the Company, no Hazardous Materials have been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Leased Real Property, in each case, except (a) in compliance in all material respects with Environmental Laws, or (b) in a manner that would not give rise to any Environmental Claim or to any material liability under Environmental Laws. The Company is and has been in compliance in all material respects with Environmental Laws with respect to the conduct of its business. There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company. The Company has made available to the Buyer true and complete copies of any environmental reports and other documents in its possession or control that relate to Environmental Claims, the Company’s compliance with Environmental Law, or to the environmental condition of the Leased Real Property.

As used herein, the term “Hazardous Material” shall be construed to include any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws, but shall not include ordinary and customary office cleaning or housekeeping products.

As used herein, the term “Environmental Law” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401-7642 ; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C. § 11001, et seq. (Title III of SARA) and similar or related state and local laws.

As used here in, the term “Environmental Claim” means all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws or environmental permits by (a) governmental or regulatory authorities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including, but not limited to, natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

Section 2.22. Insurance. Schedule 2.22 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company since January 1, 2008, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

Section 2.23. Brokers and Finders. Except as set forth in Schedule 2.23, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any broker or agent listed on such schedule is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

Section 2.24. Disclosure. To the knowledge of the Company, the representations and warranties contained in this Article II taken as a whole and together with the Company Disclosure Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Article II misleading.

Section 2.25. Customers. Schedule 2.25(a) sets forth (i) a complete and accurate list of the names and addresses of the Company’s customers as of the date hereof, showing the approximate total sales in dollars to each such customer during the last twelve months. Except as set forth on Schedule 2.25(b), to the knowledge of the Company, there has been no adverse change in the business relationship of the Company with any customer or supplier named on Schedule 2.25(a) and the Company has not received any written communication from any customer or supplier named on Schedule 2.25(a) of any intention to return, terminate or materially reduce purchases from the Company.

Article III -

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller Entities as follows:

Section 3.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.2. Authorization. The Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Buyer has taken all corporate action required to authorize the execution and delivery of this Agreement, the performance of the Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby. No other corporate action on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement. This Agreement is a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3. No Violation. Neither the execution and delivery of this Agreement by the Buyer nor the performance by the Buyer of its obligations hereunder will violate any provisions of the certificate of incorporation or bylaws of the Buyer, or violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, or create a lien under, any material debt or obligation pursuant to any material agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or, to the knowledge of the Buyer, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

Section 3.4. Consents and Approvals of Governmental Authorities. Except as set forth in Schedule 3.4, for consents, approvals or authorizations which if not received or declarations, filings or registrations which if not made, would not impede the consummation of the transactions contemplated by this Agreement by the Buyer in any material respect, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the performance by the Buyer of its obligations hereunder.

Section 3.5. Brokers’, Finders’ Fees, etc. The Buyer has not employed any broker, finder, investment banker or financial advisor as to whom the Buyer may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

Section 3.6. Litigation. There is no action, proceeding or investigation pending or threatened against the Buyer, which, if adversely determined, would adversely affect the Buyer’s performance under this Agreement.

Article IV -

ADDITIONAL AGREEMENTS

Section 4.1. Confidentiality. Upon Closing, the Parent shall treat and hold, and shall cause its Affiliates to treat and hold, as confidential any information concerning the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information, and deliver promptly to Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to the public other than as a result of a breach of this Section 4.1 or other act or omission of the Parent or any of its Affiliates. In the event that the Parent or any of its Affiliates is requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, the Parent or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, that such disclosing Person shall use its reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

Section 4.2. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Parent for certain tax matters following the Closing Date:

(a) Preparation and Filing of Tax Returns. The Parent shall timely prepare and file all foreign, federal, state and local income Tax Returns of the Company or that include the Company with respect to any taxable period ending on or before the Closing Date (“Parent Prepared Returns”). Each Parent Prepared Return shall be prepared in accordance with the Company’s existing procedures and practices and accounting methods. The Buyer shall cause the Company to prepare and timely file all Tax Returns that are filed after the Closing Date and that are not Parent Prepared Returns for all taxable years ending on or before the Closing Date and for Straddle Periods (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in accordance with the Company’s existing procedures and practices and accounting methods. Buyer Prepared Returns that show Taxes for which the Parent may be liable pursuant to Section 4.2(c) will be timely submitted to the Parent for its review and written approval, which approval shall not be unreasonably conditioned, delayed or withheld.

(b) Amended Tax Returns. Neither the Buyer nor any other party shall amend any Tax Return of the Company or that includes the Company (i) that relates to a taxable period ending on or prior to the Closing Date and/or (ii) for which the Parent may reasonably be expected to be liable pursuant to Section 4.2(c), without the prior written consent of the Parent, which consent shall not be unreasonably conditioned, delayed or withheld.

(c) Tax Indemnification.

(i) The Parent shall indemnify the Buyer Indemnified Parties and hold them harmless from and against any Losses attributable to all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods.

(ii) (A) With respect to such Tax claims arising (or becoming known to the Buyer or the Company) under Section 4.2(c)(i) and asserted in good faith on or prior to January 31, 2011 (“Pre-January 31 Tax Claims”), the Parent shall be liable to the Buyer Indemnified Parties for the total amount of the Losses related to such Pre-January 31 Tax Claims under Section 4.2(c)(i) from the first dollar and without regard to the Threshold; but in no event shall the aggregate liability of the Parent for such Losses for Pre-January 31 Tax Claims pursuant to Section 4.2(c)(i) exceed $1,250,000. With the exception of the first sentence of Section 7.3(a), the Parent’s indemnification obligation with respect to the Buyer Indemnified Parties for the Losses related to Pre-January 31 Tax Claims shall be governed by the mechanics set forth in Article VII. (B) With respect to all Tax claims under Section 4.2(c)(i), other than Pre-January 31 Tax Claims, asserted in good faith after January 31, 2011 and on or before the date twelve (12) months after the Closing Date, the Parent’s indemnification obligation with respect to the Buyer Indemnified Parties shall be governed by Article VII (including, without limitation, the Threshold and Loss Limit as set forth in Section 7.3(a) as well as the survival period as set forth in Section 7.5). For the avoidance of doubt, all Tax claims under Section 4.2(c)(i) other than Pre-January 31 Tax Claims shall be subject to the Threshold and Loss Limit. Except in connection with fraud, this Section 4.2 shall be the sole and exclusive remedy for any claims asserted under this Section 4.2.

In addition and notwithstanding anything to the contrary contained in this Agreement, with respect to any indemnity obligation under this Section 4.2(c), a Buyer Indemnified Party’s right to indemnification for Losses with respect to Taxes shall be limited to Taxes attributable to Pre-Closing Tax Periods of the Company.

(d) End of Tax Year; Straddle Period. To the extent permitted under applicable Law, the parties shall elect to have each Tax year of the Company end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Company is required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: the amount of any Taxes based on or measured by income, gross receipts, sales, payroll, profits, withholding, recapture, employment as well as social security and unemployment taxes of the Company for a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Cooperation on Tax Matters. The Buyer, the Company and the Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and the Parent agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, the Company or the Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer, the Company or the Parent, as the case may be, shall allow the other party to take possession of such books and records.

(f) Audits. If notice of any action, suit, investigation or audit with respect to Taxes of the Company shall be received by Buyer or the Company for which the Parent may reasonably be expected to be liable pursuant to Section 4.2(c) (a “Parent Tax Claim”), the notified party shall notify the Parent in writing of such Parent Tax Claim. The Parent will have the right to control the defense of such Parent Tax Claim, provided that Buyer shall have the right to participate, at its own expense, in any Parent Tax Claim which may have the effect of increasing a Tax liability of Buyer or the Company if such Tax liability is not eligible to be indemnified under Section 4.2(c), and the Parent shall not settle or compromise any such Parent Tax Claim without Buyer’s prior written consent if such settlement or compromise would have the effect of increasing a Tax liability of Buyer or the Company if such Tax liability is not eligible to be indemnified under Section 4.2(c). Such consent will not be unreasonably withheld or delayed.

(g) Refunds. The Parent shall be entitled to receive from the Buyer or the Company all refunds (or credits for overpayments) of Taxes, including any interest thereon, attributable to Pre-Closing Tax Periods. Promptly upon receipt of any such Tax refund (or credits for overpayment), and in no event later than five (5) Business Days after receipt by Buyer and the Company, Buyer will, and will cause the Company to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments), including any interest thereon, to the Parent, as of immediately prior to the Closing. Subject to Section 4.2(b), Buyer shall, as soon as is reasonably practicable, cause the Company to file amended Tax Returns or applications for Tax refunds in order to obtain a Tax refund (or credit for overpayment) that Parent is entitled to pursuant to this Section 4.2(g), and Buyer and the Company shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Buyer and the Company to perfect their rights in and obtain the Tax refunds contemplated by this Section 4.2(g).

(h) Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(i) Transfer Taxes. The Parent agrees to cooperate with the Buyer in the filing of any returns with respect to any real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on any of the Company, the Parent or the Buyer as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), including promptly supplying any information in their possession reasonably requested by Buyer that is reasonably necessary to complete such returns. All such Transfer Taxes shall be paid one-half by the Buyer and one-half by the Parent.

Section 4.3. Balance Sheet. Within two (2) weeks of the Closing Date, the Parent shall deliver to the Buyer an unaudited balance sheet of the Company as of July 31, 2010 (the “July 31 Balance Sheet”). The representations and warranties made by the Parent in Section 2.5(a) shall apply to the July 31 Balance Sheet in the same manner as such representations and warranties apply to the Unaudited Balance Sheet as if such July 31 Balance Sheet had been delivered at the Closing.

Section 4.4. Retention of Books and Records and Information. The Parent and the Buyer agree that each shall preserve and keep the Documents held by it relating to the Company, Randy Cooper, Jessica Daudelin, Priscilla DiLuzio, David Fiacco, David Ladner, Ruth Ladner, Michael Hanninen, Lawrence Munini or Robert Pomerleau for a period of seven (7) years from the Closing Date and shall make such Documents and personnel available to the other as may be reasonably required by such party in connection with, among other things, LifePoint, AK Steel, any insurance claims by, Proceedings or Tax audits against or governmental investigations of the Parent, the Company or the Buyer or in order to enable the Parent or the Buyer to comply with their respective obligations relating in the transactions contemplated by this Agreement. In the event the Parent or the Buyer wishes to destroy such Documents after that time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the Documents within sixty (60) days after the date of such notice.

Section 4.5. Further Assurances. After the Closing, each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and use commercially reasonable efforts to take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement. Without limiting the foregoing, so long as such cooperation does not unreasonably interfere with the business operations of the Buyer or the Company, the Company and the Buyer shall cooperate with and assist the Parent, upon reasonable notice and during customary business hours, with any Proceeding in connection with that certain Agreement and Plan of Merger by and among the Parent, the Company, Cobalt Acquisition Corp. and Lawrence J. Munini, as Principal and Shareholder Representative, dated as of December 9, 2008 (the “Merger Agreement”). If the Company becomes a party to any Proceeding involving the Merger Agreement, the Company shall, so long as the Parent agrees that it is (i) responsible for all costs and expenses incurred by the Company or Buyer in connection with the Proceeding, and (ii) responsible for any damages for which the Company or the Buyer is responsible in connection with such Proceeding, allow the Parent to control and direct such Proceeding.

Article V -

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Buyer):

Section 5.1. Representations and Warranties. Each representation and warranty of the Seller Entities set forth in this Agreement (and the Company Disclosure Schedules) (a) that is qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all respects, and (b) that is not qualified as to “materiality” (or as to “Material Adverse Effect”) will be true and correct in all material respects, in each case as of the Closing (except for any such representations or warranties that were made as of a specific date, which representations and warranties will have been true and correct as of such date) and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by a senior executive officer of the Company and a senior executive officer of the Parent to such effect.

Section 5.2. Performance. The Seller Entities shall have performed and complied, in all material respects, with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the Closing; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by a senior executive officer of the Company and a senior executive officer of the Parent to such effect.

Section 5.3. No Injunction. No action or proceeding will have been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the transactions contemplated by this Agreement, the result of which would prevent or make illegal the consummation of such transactions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

Section 5.4. Third Party Consent and Approvals; Silicon Valley Bank Release. The consents and approvals of other third parties listed on Schedule 5.4 shall have been obtained and the Buyer shall have received evidence reasonably acceptable to the Buyer that such approvals, consents and filings have been made or obtained, as appropriate. Silicon Valley Bank shall have released its security interest, if any, in the Company Stock and the assets of the Company, and shall have released the Company from any obligations under the credit agreement between the Parent and Silicon Valley Bank.

Section 5.5. Resignations. The Buyer shall have received resignations from all directors and officers of the Company effective as of the Closing Date.

Section 5.6. Employment Agreements. David Fiacco will have executed an offer letter and/or employment agreement in the form provided by the Buyer, will not have taken any action or expressed any intent to terminate or modify such acceptance, and will have in place all certifications, clearances and authorizations required to perform the duties of the specified position.

Section 5.7. Transition Services Agreement. The Parent shall enter into a Transition Services Agreement with the Buyer and the Company in the form attached as Exhibit B.

Section 5.8. Data Distributors, Inc. Agreement Extension. The Company shall have entered into a Services Agreement with Data Distributors, Inc. in a form reasonably acceptable to the Company, the Parent and the Buyer.

Section 5.9. Great Lakes Assignment. The Parent and the Company shall have entered into an assignment by the Parent to the Company of the TotalHR Master Subscription Agreement dated as of May 30, 2009 in a form reasonably acceptable to the Company, the Parent and the Buyer.

Article VI -

CONDITIONS PRECEDENT TO THE

OBLIGATIONS OF THE SELLER ENTITIES

The obligations of the Seller Entities under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived only by a specific writing executed by the Parent):

Section 6.1. Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and accurate in all material respects as of the Closing; and the Seller Entities shall have received at the Closing a certificate, dated the Closing Date, signed by a senior executive officer of the Buyer to such effect.

Section 6.2. Performance. The Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing and the Seller Entities shall have received at the Closing a certificate, dated the Closing Date, signed by a senior executive officer of the Buyer to such effect.

Section 6.3. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby.

Article VII - INDEMNIFICATION

Section 7.1. Indemnification of the Parent. After the Closing, the Buyer shall indemnify and hold harmless the Parent and its directors, officers, employees, agents, Affiliates, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, related to or incurred with respect to (i) any breach of any or all of the Buyer’s representations and warranties in this Agreement or (ii) the breach or nonperformance of any covenant or obligation to be performed by the Buyer hereunder or under any agreement executed in connection herewith.

Section 7.2. Indemnification of the Buyer. After the Closing, the Parent shall indemnify and hold harmless the Buyer and the Company and their respective directors, officers, employees, agents, Affiliates, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of, related to or incurred with respect to (a) any breach of any representation or warranty made by the Parent or the Company in this Agreement or in any schedule to this Agreement, or (b) the breach or nonperformance of any covenant or obligation to be performed by the Parent or Company hereunder.

Section 7.3. Additional Indemnity Provisions. After the Closing, the indemnification obligations hereunder shall be subject to the following terms and conditions:

(a) On and after the Closing Date, the liability under this Agreement shall be limited as follows: (i) except in connection with fraud, the Indemnifying Parties shall have no liability under Sections 7.1 or 7.2 and 4.2(c)(ii)(B), as the case may be, until the aggregate of all Losses claimed by the Indemnified Parties pursuant to Sections 7.1 or 7.2 and 4.2(c)(ii)(B), as the case may be, exceeds One Hundred Thousand dollars ($100,000) (the “Threshold”), whereupon the total amount of such Losses from the first dollar and without regard to the Threshold shall be recoverable by the Indemnified Parties in accordance with the terms hereof; and (ii) except in connection with fraud the aggregate liability of the Indemnified Parties after Closing for all Losses claimed by the Indemnified Parties pursuant to Sections 7.1 or 7.2 and 4.2(c)(ii)(B), as the case may be, shall not exceed $250,000 (the “Loss Limit”). Notwithstanding the foregoing, the Threshold shall not apply to indemnification related to Losses for claims asserted by any Buyer Indemnified Party on or prior to January 31, 2011 (the “Special Indemnity Date”) for any breach of Section 2.5(c) or Section 2.9 (the “Special Indemnity Claims”), and the aggregate liability of the Parent for such Losses for such Special

Indemnity Claims shall not exceed $1,250,000. For claims asserted after the Special Indemnity Date for Losses arising from a breach of Section 2.5(c) or Section 2.9, the Threshold and the Loss Limit shall apply in the manner provided in the first sentence of this Section 7.3(a).

(b) Except in connection with fraud or the breach of any covenant contained in Sections 4.1 or 4.2, after the Closing, the sole recourse and exclusive remedy of the Buyer Indemnified Parties and the Parent Indemnified Parties against each other arising out of this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article VII and the remedies provided in Section 8.11.

(c) The term “Loss” or “Losses” shall mean any and all liabilities, claims, obligations, judgments, liens, penalties, fines, losses, damages (other than punitive or consequential damages) and reasonable costs and expenses, including but not limited to, reasonable attorneys’ fees and accounting fees and other expert fees (and other expenses related to litigation or other proceedings) and related disbursements.

(d) In the event that any party to this Agreement desires to make any claim for indemnification pursuant to this Article VII, the party making such claim (a “Claim”) shall promptly deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement, a certificate signed by the party making the claim (the “Claim Certificate”) to the Parent or the Buyer, whichever is applicable, which Claim Certificate shall: (i) state the occurrence giving rise to the claim and that the Loss has been incurred; (ii) specify the section of this Agreement under which such claim is made; and (iii) specify in reasonable detail each individual item of Loss, including the amount of such Loss to the extent reasonably ascertainable and the date such Loss was incurred. The party making the claim shall state only what is required in subsections (i)—(iii) above and shall not admit or deny the validity of the facts or circumstances out of which such claim arose.

(e) Any payments made as indemnification under Section 4.2(c), Section 7.1 or Section 7.2 shall, to the extent permitted by applicable law, be considered adjustments to the Purchase Price for all Tax purposes.

(f) The words “material,” “in all material respects,” “Material Adverse Effect” or words of similar import (collectively, “Materiality Qualifiers”) that qualify any representation, warranty or covenant in this Agreement shall be disregarded when calculating Losses under this Agreement (including for the purposes of determining whether the Threshold applies). For the avoidance of doubt, Materiality Qualifiers will be taken into account in determining whether a breach of this Agreement has occurred but will not limit the amount of Losses that can be recovered by a party to this Agreement in connection with any such breach.

Section 7.4. Defense of Third Party Claims.

(a) After the Closing, in the case of any third party claim (a “Third Party Claim”), if within ten (10) days after receiving the Claim the Indemnifying Party gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party’s own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled solely by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. If no such notice of intent to dispute and defend is timely given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment), all at the expense of the Indemnifying Party. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

Section 7.5. Survival of Representations and Warranties; Miscellaneous.

(a) The respective representations and warranties of the parties contained herein shall survive the Closing and shall expire and terminate on the date twelve (12) months from the Closing Date, except for claims for the breach of any representation or warranty herein made pursuant to Article VII on or prior to the expiration date of such representation or warranty, which claims shall survive until the liability is finally determined. Thereafter, no party shall be under any liability whatsoever with respect to any such representation or warranty. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive in accordance with their respective terms or, absent a specific term, indefinitely.

(b) The amount of Losses otherwise recoverable pursuant to Section 4.2(c) and this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto. The Buyer hereby acknowledges the limitations under applicable Law related to the recovery of Losses that the Buyer might have avoided with reasonable effort and without undue risk, expense or burden, and agrees that nothing in this Agreement shall supersede such provisions of applicable Law.

(c) Any Losses for which any Indemnified Party is entitled to indemnification under Section 4.2(c) and this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(d) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Article VIII -

MISCELLANEOUS PROVISIONS

Section 8.1. Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of each of the parties hereto.

Section 8.2. Waiver of Compliance. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 8.3. Notices. All notices, requests, consents and other communications hereunder shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by electronic mail, telecopy or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

if to the Company or the Parent:

Salary.com, Inc.

160 Gould Street

Needham, Massachusetts 02494

Facsimile: (781) 851-8003

Attention: President

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Facsimile: (617) 523-1231

Attention: Kenneth J. Gordon, Esq.

if to the Buyer to:

Genesys Acquisition Corp.

5881 Glenridge Drive, Suite 180

Atlanta, Georgia 30328

Facsimile: (312) 827-8000

Attention: Randy Cooper

with a copy to:

K&L Gates LLP

70 West Madison, Suite 3100

Chicago, Illinois 60602

Facsimile: (312) 345-9995

Attention: Jude M. Sullivan, Esq.

Section 8.4. Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and either party may assign this Agreement without the consent of the other. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, claims, benefits, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.5. Entire Agreement. This Agreement, along with the schedules and exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

Section 8.6. Expenses. Except as otherwise expressly provided herein, each party to this Agreement will pay its own costs and expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 8.7. Press Releases and Announcements. The Parent may issue a press release and make such filings with the Securities and Exchange Commission as it deems appropriate, provided that Parent shall provide a copy of any draft release to Buyer and allow Buyer a reasonable opportunity to comment on the text of the release. Subject to the preceding sentence, no other press release related to this Agreement or the transactions contemplated herein, or other public announcement or announcement to the employees, customers, or suppliers of the Company, will be issued without the joint approval of the Buyer and the Parent, except as otherwise required by law, in each case not to be unreasonably withheld, conditioned or delayed.

Section 8.8. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any law or rule that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied.

Section 8.9. Jurisdiction; Service of Process. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts, Suffolk County or the United States District Court located therein for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by Massachusetts law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.3 hereof, will constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

Section 8.10. Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (a) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (b) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (c) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement. All references to schedules and exhibits refer to the schedules and exhibits of this Agreement, unless otherwise expressly provided. The term “including” means “including without limitation.”

Section 8.11. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

Section 8.12. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

Section 8.13. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic forms of signatures (including “pdf”) shall be deemed to be originals.

Section 8.14. Release. Parent hereby fully releases and discharges the Company and its officers, directors and employees from all rights, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, which Parent now has against any such party arising out of or relating to events occurring at or prior to the Closing Date, provided that this release does not release claims of Parent related to (i) this Agreement or (ii) ongoing obligations to the Parent with respect to confidential information.

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Sale Agreement as of the date first written above.

COMPANY:

GENESYS SOFTWARE SYSTEMS, INC.

By:	/s/ Bryce Chicoyne
Name:	Bryce Chicoyne
Title:	Treasurer

PARENT:

SALARY. COM, INC.

By:	/s/ Bryce Chicoyne
Name:	Bryce Chicoyne
Title:	CFO & SVP

BUYER:

GENESYS ACQUISITION CORP.

By:	/s/ Randy Cooper
Name:	Randy Cooper
Title:	President

The following Schedules and Exhibits to the Stock Purchase and Sale Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.

SCHEDULES
Schedule A	Company Stock

EXHIBITS
Exhibit A	Company Disclosure Schedules
Exhibit B	Transition Services Agreement

Salary.com, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Salary.com, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.